UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STERICYCLE, INC.

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NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2010

Dear Stockholder:

You are cordially invited to attend our 2010 Annual Meeting of Stockholders on Tuesday, May 25, 2010, at 11:00 a.m., Chicago time, at the Hilton Garden Inn, 26225 North Riverwoods Boulevard, Mettawa, Illinois 60045.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

•	the election of a Board of Directors to hold office until the 2011 Annual Meeting of Stockholders

•	ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2010

•	any other matters that properly come before the meeting

Only stockholders of record at the close of business on the record date of March 26, 2010 are entitled to vote at the Annual Meeting.

Admission to the Annual Meeting will be by an admissions card. If you plan to attend the meeting in person, please complete and return the Reservations Form on the back cover of this Proxy Statement and an admissions card will be mailed to you. All Reservations Forms must be received by May 18, 2010. An admissions card is not transferable and will admit only the stockholder or stockholders to whom it was issued. If you need directions to the meeting, please call Investor Relations at (800) 643-0240 ext. 2012.

For the convenience of our stockholders who do not plan to attend the Annual Meeting in person and who want to have their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope that we have provided. If you return your proxy card and later decide to attend the Annual Meeting in person, or if for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted.

For the Board of Directors

Mark C. Miller	Jack W. Schuler
Chairman, President and Chief Executive Officer	Lead Director

April 15, 2010

Lake Forest, Illinois

i

ii

28161 North Keith Drive

Lake Forest, Illinois 60045

PROXY STATEMENT

2010 Annual Meeting of Stockholders

To Be Held on May 25, 2010

We are furnishing this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for use at our 2010 Annual Meeting of Stockholders on Tuesday, May 25, 2010, 11:00 a.m., Chicago time, at the Hilton Garden Inn, 26225 North Riverwoods Boulevard, Mettawa, Illinois 60045. We are mailing this Proxy Statement and the accompanying materials to our stockholders beginning on or about April 15, 2010.

In this Proxy Statement, “we,” “us,” “our” or the “Company” refers to Stericycle, Inc.

GENERAL

Stock

Our authorized capital stock consists of common stock, par value $0.01 per share (“common stock”), and preferred stock, par value $0.01 per share (“preferred stock”). As of March 26, 2010, the record date for the Annual Meeting, we had 84,847,191 shares of common stock outstanding. We did not have any shares of preferred stock outstanding.

Stockholders Entitled To Vote

Only holders of our common stock who were stockholders of record at the close of business on the record date of March 26, 2010 are entitled to notice of and to vote their shares of record at the Annual Meeting. Each outstanding share of common stock is entitled to one vote.

Quorum

Holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting.

Voting

The nine directors to be elected at the Annual Meeting (Item 1) will be elected by a plurality of the votes cast by stockholders present in person or represented by proxy, entitled to vote and voting. The proposal to ratify the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ended December 31, 2010 (Item 2) and each other matter to be voted on at the Annual Meeting will require for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

A stockholder may withhold authority to vote for one or more nominees for director and may abstain from voting on one or more of the other matters to be voted on at the Annual Meeting. Shares for which authority is withheld or that a stockholder abstains from voting will be counted for purposes of determining whether a quorum is present. Shares for which authority is withheld or that a stockholder abstains from voting will have no effect on the voting for the election of directors (because, as noted, directors are elected on the basis of a plurality of the votes cast). Shares that a stockholder abstains from voting on other matters will be included in the total of votes cast and will have the effect of votes against the matter in question.

If a broker or nominee indicates on a proxy card that it does not have discretionary authority to vote on a particular matter, the shares will be taken into account in determining whether a quorum is present (if the shares are voted on any other matter) but will not be included in the total of votes cast and thus will have no effect on the outcome of voting on the matter. A broker or nominee may not vote shares for the election of directors without instructions from the stockholder.

Telephone and Internet Voting

Stockholders whose shares are registered in their names directly with our stock registrar and transfer agent, Wells Fargo Shareowner Services, may vote their shares telephonically, by calling (800) 560-1965, or via the internet, by going to www.eproxy.com/srcl. Stockholders whose shares are registered in the name of a broker, bank or other nominee may be able to vote their shares telephonically or via the internet. You should check the information provided by your broker, bank or other nominee to see what options are available to you.

Proxies

If a stockholder properly completes and returns the accompanying proxy card, the shares of stock represented by the proxy will be voted as the stockholder directs. If no directions are given, the persons appointed as proxy holders will vote the shares in accordance with the recommendations of our Board of Directors, i.e., they will vote the shares for the election of the nominees for director described in this proxy statement (Item 1) and for ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ended December 31, 2010 (Item 2).

A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke the proxy.

STOCK OWNERSHIP

Stock Ownership by Directors and Officers

The following table provides information about the beneficial ownership of shares of our common stock as of March 26, 2010 by (1) each of our directors, (2) each of our executive officers listed in the Summary Compensation Table on page 18 and (3) all of our directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors (and nominees)
Mark C. Miller(3)(4)	2,188,286	2.6%
Jack W. Schuler(3)	3,054,263	3.6%
Thomas D. Brown	14,947	*
Rod F. Dammeyer(3)	134,489	*
William K. Hall	42,283	*
Jonathan T. Lord, M.D.	63,133	*
John Patience(3)	355,130	*
James W.P. Reid-Anderson	—	*
Ronald G. Spaeth	9,947	*
Officers
Frank J.M. ten Brink(3)	329,987	*
Richard T. Kogler	238,812	*
Michael J. Collins	81,586	*
Richard L. Foss	326,040	*
All directors and executive officers as a group (13 persons)	6,836,903	8.1%

*	Less than 1%.

(1)	This column includes shares of common stock issuable upon the exercise of stock options exercisable as of or within 60 days after March 26, 2010. These shares are held as follows: Mr. Miller, 715,224 shares; Mr. Schuler, 25,277 shares; Mr. Brown, 14,947 shares; Mr. Dammeyer, 57,629 shares; Mr. Hall, 38,283 shares; Dr. Lord, 59,133 shares; Mr. Patience, 109,005 shares; Mr. Spaeth, 9,947 shares; Mr. ten Brink, 258,239 shares; Mr. Kogler, 233,404 shares; Mr. Collins, 81,130 shares; and Mr. Foss, 303,400 shares.

(2)	Shares of common stock issuable under stock options exercisable as of or within 60 days after March 26, 2010 are considered outstanding for purposes of computing the percentage of the person holding the option but are not considered outstanding for purposes of computing the percentage of any other person.

(3)	The shares shown as beneficially owned by Mr. Miller include 380,000 shares owned by a limited liability company of which Mr. Miller and his wife are the two managers and their respective revocable trusts are the two equal members. Mr. Miller disclaims beneficial ownership of any of the 190,000 shares allocable to the membership interest of his wife’s revocable trust. The shares shown as beneficially owned by Mr. Schuler include 45,640 shares owned by his wife, 146,734 shares owned by trusts for the benefit of his adult children and 300,994 shares owned by a family foundation of which he is a co-trustee, regarding all of which Mr. Schuler disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Dammeyer include 5,400 shares owned by his wife, regarding which Mr. Dammeyer disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Patience include 1,000 shares owned by his wife, regarding which Mr. Patience disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. ten Brink include 350 shares owned by his wife, regarding which Mr. ten Brink disclaims any beneficial ownership.

(4)	Mr. Miller, who is Chairman of the Board of Directors, is also our President and Chief Executive Officer.

Stock Ownership of Certain Stockholders

The following table provides information about the beneficial ownership of our common stock by each person who was known to us to be the beneficial owner as of the record date (March 26, 2010) of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Capital World Investors(1) 333 South Hope Street Los Angeles, California 90071	5,265,000	6.2%

(1)	The shares shown as beneficially owned are derived from the Schedule 13G that Capital World Investors filed with the U.S. Securities and Exchange Commission on February 10, 2010.

Item 1

ELECTION OF DIRECTORS

Our Board of Directors is composed of nine directors. With the exception of Mark C. Miller, our Chairman of the Board, President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours). The Board has determined that all of our outside directors are independent under the applicable listing standards of the NASDAQ Global Select Market.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2011 or until his successor is elected and qualified.

All nine nominees for election as directors are incumbent directors.

Nominees for Director

The following table provides information about the nominees for election as directors.

Nominee	Position with the Company	Age
Mark C. Miller	Chairman of the Board of Directors, President and Chief Executive Officer	54
Jack W. Schuler	Lead Director	69
Thomas D. Brown	Director	62
Rod F. Dammeyer	Director	69
William K. Hall	Director	66
Jonathan T. Lord, M.D.	Director	55
John Patience	Director	62
James W.P. Reid-Anderson	Director	51
Ronald G. Spaeth	Director	66

Mark C. Miller has served as our President and Chief Executive Officer and a director since joining us in May 1992 and became Chairman of the Board of Directors in August 2008. From May 1989 until joining us, Mr. Miller served as vice president for the Pacific, Asia and Africa in the international division of Abbott Laboratories, a diversified health care company, which he joined in 1976 and where he held a number of management and marketing positions. Mr. Miller formerly served as a director of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. He received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

Jack W. Schuler has served as the lead director of our Board of Directors since August 2008 and served as our Chairman of the Board from January 1990 until becoming lead director. From January 1987 to August 1989 he served as president and chief operating officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Medtronic, Inc., a medical technology company, Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests, and Elan Corporation, plc, a neuroscience-based biotechnology company, and formerly served as chairman of the board of directors of Ventana Medical Systems, Inc., and as a director of Amgen Incorporated, Chiron Corporation and ICOS Corporation. He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, and is a member of the Board on Science, Technology, and Economic Policies of the National Academies and a trustee of Carleton College. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

Thomas D. Brown has served as a director since May 2008. From 1974 until his retirement in 2002, Mr. Brown held various sales, marketing and management positions at Abbott Laboratories, where he served as a senior vice president and the president of the diagnostics division from 1998 to 2002 and as corporate vice president for worldwide commercial operations from 1993 to 1998. He is a director of Quidel Corporation and Cepheid, a molecular diagnostics company, and formerly served as a director of Ventana Medical Systems, Inc. Mr. Brown received a B.A. degree from the State University of New York at Buffalo.

Rod F. Dammeyer has served as a director since January 1998. He is the president of CAC, llc, a private company providing capital investment and management advisory services, and is the retired vice chairman of Anixter International, where he served from 1985 until February 2001, and retired managing partner of corporate investments of Equity Group Investments, L.L.C., where he served from 1995 until June 2000. Mr. Dammeyer serves as a director of Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests, and as an independent trustee of various investment funds advised by Van Kampen Asset Management, and formerly served as a director of GATX Corporation and a director of The Scripps Research Institute. Mr. Dammeyer received a B.S. degree in accounting from Kent State University.

William K. Hall has served as a director since August 2006. He is a private equity investor who served from 2000 to 2009 as chairman of the board and chief executive officer of Procyon Technologies, Inc., a privately-owned holding company. From 1994 to 2000, Mr. Hall was chairman and chief executive officer of Falcon Building Products, Inc., a manufacturer and distributor of construction and home improvement products. He serves as a director of Actuant Corporation, a diversified industrial products manufacturer, A.M. Castle & Co., a specialty metals and plastics distributor, and W.W. Grainger, a supplier of facilities maintenance products, and as a trustee of the Rush University Medical Center, and formerly served as a director of Great Plains Energy Incorporated, GenCorp, Inc. and Woodhead Industries, Inc. Mr. Hall received a B.S.E. degree in aeronautical engineering, a M.S. degree in mathematical statistics, and M.B.A. and Ph.D. degrees in business from the University of Michigan.

Jonathan T. Lord, M.D. has served as a director since August 2004. In April 2009 he became the president, chief executive officer and a director of Navigenics, Inc., a personal genomics testing company. Prior to joining Navigenics, Inc., Dr. Lord was chief innovation officer/senior vice president at Humana Inc., a health benefits company, which he joined in April 2000. From October 1999 to April 2000, he served as president of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as chief operating officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. He serves as a director of Dexcom, Inc., a developer of glucose sensing technologies, and formerly served as a director of Neurometrix, Inc. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami.

John Patience has served as a director since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. He formerly served as a director and vice chairman of the board of directors of Ventana Medical Systems, Inc. From January 1988 to March 1995, he was a general partner in a venture capital firm which he co-founded and which led our pre-IPO funding. He was previously a partner in the consulting firm of McKinsey & Company, specializing in health care. Mr. Patience received B.A. and LL.B. degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

James W.P. Reid-Anderson has served as a director since November 2009. He is a healthcare adviser to Apollo Management, L.P., a private equity investment firm, and from December 2008 to March 2010 served as a healthcare adviser to the managing board of Siemens AG, a worldwide manufacturer and supplier of electronics and electrical engineering in the industrial, energy and healthcare sectors. From May to November 2008 he was a member of Siemens AG’s managing board and chief executive officer of Siemens Healthcare Sector, and from November 2007 to April 2008 he was the chief executive officer of Siemens Healthcare Diagnostics. From September 2000 to November 2007 he served as chairman of the board, president and chief executive officer of Dade Behring Holdings, Inc., a manufacturer and distributor of in vitro diagnostics products and services to clinical laboratories, which he joined in August 1996. Mr. Reid-Anderson is a fellow of the Association of

Chartered Certified Accountants and received a BCom (Hons) commerce degree from the University of Birmingham (in the United Kingdom).

Ronald G. Spaeth has served as a director since May 2008. He served as president of Evanston Northwestern Healthcare Foundation from 2002 to 2007 and as the president and chief executive officer of Highland Park (Illinois) Hospital from 1983 to 2002. He serves as a director of several private companies. Mr. Spaeth was formerly a director of Cole Taylor Bank and a member of the board of commissioners of the Joint Commission on the Accreditation of Healthcare Organizations, a member of the board of trustees of the American Hospital Association, chairman of the board of trustees of the Illinois Hospital Association and chairman of the board of governors of the American College of Healthcare Executives. He received a B.S. degree from Case Western Reserve University and a M.B.A. degree from the University of Chicago Graduate School of Business.

Director Qualifications

We believe that our nine directors continue to possess the experience, qualifications and skills that warranted their initial election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing and supporting our management. From their service on the boards of other public and private companies, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies.

Mark C. Miller, our Chairman of the Board, has served as our President and Chief Executive Officer since 1992 and has a wealth of knowledge of our industry. Mr. Miller was selected by Morningstar, Inc. as its “2009 CEO of the Year.”

Jack W. Schuler, our lead director, has experience managing the operations of a multinational healthcare company and knows the dynamics of the healthcare industry from his experience at Abbott Laboratories, where he last served as president and chief operating officer, and from his experience as chairman of the board of directors of Ventana Medical Systems, Inc. Mr. Schuler served as our Chairman of the Board for more than 18 years.

Thomas D. Brown has experience managing the operations of a multinational diagnostics business from his experience at Abbott Laboratories, where he last served as a senior vice president and president of the diagnostics division.

Rod F. Dammeyer has experience in a range of businesses, including his service as a partner with Arthur Andersen and Co., as vice chairman of Anixter International and as managing partner of corporate investments of Equity Group Investments, L.L.C.

William K. Hall has experience in developing, managing and expanding global manufacturing companies from his service at Procyon Technologies, Inc. and Falcon Building Products, Inc.

Jonathan T. Lord understands healthcare delivery systems from his service as chief innovation officer/senior vice president at Humana, Inc. and as president of Health Dialog and chief operating officer of the American Hospital Association.

John Patience has experience with public and private healthcare companies from his service as a consultant for McKinsey & Company, as a general partner of the venture capital firm that led our pre-IPO funding and as a director and vice chairman of the board of Ventana Medical Systems, Inc.

James W.P. Reid-Anderson has experience with multinational companies as chairman of the board, president and chief executive officer of Dade Behring Holdings, Inc., and following Dade Behring’s acquisition by Siemens AG in February 2008, as chief executive officer of Siemens Healthcare Sector and later as a healthcare adviser to the managing board of Siemens AG and to Apollo Management, L.P.

Ronald G. Spaeth knows healthcare delivery systems from his experience in hospital administration at Highland Park (Illinois) Hospital and his service on the boards of, among others, the Joint Commission on the Accreditation of Healthcare Organizations and the American Hospital Association.

Committees of the Board

Our Board of Directors has standing Compensation, Audit and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of the NASDAQ Global Select Market.

Compensation Committee

The Compensation Committee makes recommendations to the full Board of Directors concerning the base salaries and cash bonuses of our executive officers and reviews our employee compensation policies generally. The Committee also administers our stock option plans as they apply to our executive officers. In addition, the Committee periodically reviews our compensation practices to evaluate whether they pose enterprise or other risks to us.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements.

The Audit Committee reviews our risk management policies and practices and reports any significant issues to the full Board. Matters of risk management are brought to the Committee’s attention by our Executive Vice President and Chief Financial Officer, who fills the functional role of our chief risk officer, or by our chief regulatory compliance officer or our principal internal auditor, who focuses on potential weaknesses that could result in a failure of an internal control process. Our management reviews and reports on potential areas of risk at the Committee’s request or at the request of other members of the Board.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and evaluates possible nominees for election to the Board of Directors and recommends to the full Board a slate of nominees for election at the annual meeting of stockholders. The Committee also recommends to the full Board director assignments to the Board’s committees. In addition, the Committee develops, recommends to the full Board and oversees the implementation of our corporate governance policies and practices.

The Committee considers a variety of factors in evaluating a candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, including, in particular, the candidate’s probity, independence of judgment and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and health care services generally, and experience serving on the boards of other public companies. While we do not currently have a formal diversity policy in connection with the selection of candidates as nominees for election as directors, the Board seeks directors who bring to the Board a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the Committee also considers the director’s preparation for and participation in meetings of the Board of Directors and the committee or committees of the Board on which he serves.

In identifying potential candidates for selection in the future as nominees for election as directors, the Committee will rely on suggestions and recommendations from the full Board, management, stockholders and others and, when appropriate, may retain a search firm for assistance. The Committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder who wants to propose a candidate should submit a written recommendation to the Committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. See “—Communications with the Board.”

Committee Charters

The charters of the Compensation, Audit and Nominating and Governance Committees are available on our website, www.stericycle.com.

Committee Members and Meetings

The following table provides information about the membership of the committees of the Board of Directors during 2009:

Director	Compensation Committee		Audit Committee		Nominating and Governance Committee
Jack W. Schuler			x		x	*
Thomas D. Brown			x
Rod F. Dammeyer(1)			x	*	x
William K. Hall	x
Jonathan T. Lord, M.D.	x	*			x
John Patience			x		x
James W.P. Reid-Anderson	x
Ronald G. Spaeth	x

*	Chairman of committee
(1)	The Board of Directors has determined that Mr. Dammeyer, the Chairman of the Audit Committee, is an audit committee financial expert as described in the applicable rules of the U.S. Securities and Exchange Commission.

Our Board of Directors held six meetings in person or by teleconference during 2009 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held seven meetings in person or by teleconference during the year. The Compensation Committee held one meeting by teleconference during the year, and the Nominating and Governance Committee held one meeting in person during the year.

All of our directors attended in person or participated by teleconference in all of the meetings of the Board of Directors during 2009, with the exception that two directors each missed one meeting. All of the members of the Audit, Compensation and Nominating and Governance Committees attended in person or participated by teleconference in all of the meetings of those committees during the year, with the exception that two members of the Audit Committee each missed one meeting.

We encourage our directors to attend the annual meeting of stockholders. All of the nominees for election as directors attended the 2009 Annual Meeting of Stockholders, and we anticipate that all of our directors will attend this year’s Annual Meeting.

Lead Director

We amended our bylaws in August 2008 to require the Board of Directors to appoint one of our outside directors as the lead director if and when our president and chief executive, or any other officer or employee, is serving as the Chairman of the Board. The lead director is required to be independent under the listing standards of the NASDAQ Global Select Market, and serves at the Board’s pleasure until the next election of directors by the stockholders.

Working with the Chairman of the Board, the lead director is responsible for coordinating the scheduling and agenda of board meetings and the preparation and distribution of agenda materials. The lead director presides when the Board meets in executive session or in the absence of the Chairman of the Board and may call special meetings of the Board when he considers appropriate. In general, the lead director oversees the scope, quality and timeliness of the flow of information from our management to the board and serves as an independent point of contact for stockholders wishing to communicate with the Board other through the Chairman of the Board.

In August 2008, our Chairman of the Board, Jack W. Schuler, resigned as Chairman after serving for more than 18 years, and our Board appointed him as our lead director and appointed our President and Chief Executive Officer, Mark C. Miller, who had served in these positions for more than 16 years, to the additional position of Chairman of the Board. The Board made these changes to give formal recognition to Mr. Miller and to acknowledge the way in which the roles played by Messrs. Schuler and Miller had evolved over time.

Corporate Governance

Executive Sessions of the Board

Our Board of Directors excuses Mr. Miller, our Chairman of the Board, President and Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board, with our lead director presiding, to review Mr. Miller’s performance as President and Chief Executive Officer and to enable each director to raise any matter of interest or concern without the presence of management.

Board Evaluation

Our directors annually review the performance of the Board of Directors and its committees and the performance of their fellow directors by completing confidential evaluation forms that are returned to Mr. Schuler as the Chairman of the Nominating and Governance Committee. At a subsequent meeting of the Board, Mr. Schuler leads a discussion with the full Board of any issues and suggestions for improvement identified in his review of these evaluation forms.

Policy on Related Party Transactions

The Board of Directors has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director or executive officer or an immediate family member of any director or executive officer. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships.) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 and (iii) a related party will have a direct or indirect interest. In reviewing proposed transactions with related parties, the Audit Committee will consider the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally. There were no transactions during 2009 that required the Audit Committee’s approval.

Succession Planning

The Board of Directors annually reviews and approves our succession planning for our President and Chief Executive Officer, our other executive officers and a number of other officers.

Required Resignation on Change in Job Responsibilities

By informal agreement, the Board of Directors has adopted a policy that a director must tender his resignation if the director’s principal occupation or business association changes substantially from the position that he held when originally elected to the Board. The Nominating and Governance Committee will then review the circumstances of the director’s new position or retirement and recommend to the full Board whether to accept or reject the director’s resignation in light of the contribution that he can be expected to continue to make to the Board.

Communications with the Board

Stockholders who would like to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board and at his direction to the other directors, and communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to the lead director will be forwarded to him and at his direction to the other directors, and communications addressed to a particular committee of the Board will be forwarded to the chairman of that committee and at his direction to the other members of the committee.

AUDIT COMMITTEE REPORT

Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of Company’s independent accountants, the performance of the Company’s internal audit function and independent accountants, and the Company’s compliance with applicable legal and regulatory requirements. The Committee’s charter is available on the Company’s website, www.stericycle.com. The current members of the Committee, who served during 2009, are Messrs. Dammeyer (Chairman), Brown, Patience and Schuler.

In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and that it is the responsibility of the Company’s independent public accountants to audit those financial statements. The Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we review and discuss with both management and the Company’s independent public accountants all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and Ernst & Young LLP the quarterly and annual financial statements for the fiscal year ended December 31, 2009. Our reviews and discussions with Ernst & Young LLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. We also discussed with Ernst & Young LLP matters relating to their independence, including a review of their audit and non-audit fees and the letter and written disclosures that the Committee received from Ernst & Young LLP pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

On the basis of these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Rod F. Dammeyer, Chairman

Thomas D. Brown

John Patience

Jack W. Schuler

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation policies have three objectives:

•	to attract, motivate and retain highly qualified executive officers

•	to make a substantial portion of their compensation dependent on the Company’s attainment of a measurable performance target

•	to structure a substantial portion of their compensation so that they benefit only if all of our stockholders benefit

Our compensation program for executive officers consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and a performance incentive bonus (“PIB”), and long-term incentive compensation is paid in the form of stock options.

We favor cash PIBs and stock options as the principal components of our executive officers’ compensation because they provide incentives to improve our operating performance and thereby create value for all of our stockholders.

Compensation Decisions

Decisions relating to the compensation of our executive officers are made by the Compensation Committee of our Board of Directors. Decisions of the Committee relating to executive officers’ base salaries and PIBs are subject to the review and approval of the full Board; decisions of the Committee relating to executive officers’ stock options are reviewed by the full Board but are not subject to the Board’s approval.

Compensation decisions are made with a view to reaching an overall result that, in the Compensation Committee’s subjective judgment, is appropriate and fair to the particular executive officer, both in absolute terms and relative to the compensation of the other executive officers, and fair as well to us and to our stockholders. The Committee does not reach this result in a mechanical fashion but, rather, considers each executive officer’s role and contribution to our performance, the officer’s compensation history and the compensation practices at other companies with which members of the Committee are familiar.

In this regard, at the Committee’s regular meeting in February 2010, the Committee reviewed, among other material, (i) each executive officer’s cash compensation for 2008-2009, (ii) an analysis of the total rewards for 2009 of our chief executive officer, chief operating officer and chief financial officer and (iii) a comparison of these total rewards with the total rewards of similar officers at roughly comparable companies on the basis of an informal survey prepared by our human resources department. The Committee did not use this survey to adjust the components of our executive officers’ compensation to any particular percentiles but simply as background to see where the compensation of our executive officers fell.

We do not have a fixed allocation among the three components of our executive officers’ compensation. The relative amounts of our executive officers’ salaries, PIBs and stock options vary to some extent from year to year. Base salaries and PIBs are considered together in order to assure that the cash component of our executive officers’ compensation falls within an acceptable range, and the cash component is taken into account in determining stock option grants in order to assure that the total potential rewards to our executive officers also fall within an acceptable range.

Compensation decisions are made annually at the regular meeting of the Compensation Committee during the first quarter of year, typically in February, when the results of our prior year’s performance are available internally and can be taken into account by the Committee in determining the executive officers’ PIBs for the prior year and their base salaries and bonus percentages for the current year. The Committee believes that incentives are likely to have a greater effect on performance the sooner they are communicated and accordingly determines bonus percentages and annual option grants as early in the year as practicable. The Committee’s decisions are made without regard to our anticipated earnings or other announcements.

Our Chairman, President and Chief Executive Officer makes recommendations to the Committee regarding the compensation of the other executive officers, but management does not otherwise participate in the Committee’s decisions.

Base Salaries

Base salaries are intended to provide a regular source of income to our executive officers. The Compensation Committee reviews officers’ base salaries each year. The base salaries of our executive officers were unchanged in 2009. In February 2010, the Committee left Mr. Miller’s base salary unchanged and increased the base salaries of Messrs. ten Brink and Kogler to $270,000 and increased the base salaries of Messrs. Collins and Foss to $240,000.

Performance Incentive Bonuses

We maintain a performance incentive bonus program for our executive officers that is intended to provide them with a short-term cash incentive and reward for improvements in our operating performance as measured by our adjusted earnings.

Under our PIB program, our executive officers are eligible each year for a cash bonus equal to a specified percentage of their base salaries. For 2009, the percentages for our named executive officers were 125% for Mr. Miller, 75% for Messrs. ten Brink and Kogler and 70% for Messrs. Collins and Foss. For 2010, the Compensation Committee increased the bonus percentages for Messrs. ten Brink and Kogler to 85% and left the bonus percentages for Messrs. Miller, Collins and Foss unchanged.

PIBs are payable to our executive officers if we attain our target EBITDA for payment of PIBs at the 100% level. For purposes of our PIB program, EBITDA (earnings before interest, taxes depreciation and amortization) is measured by the sum of income from operations plus depreciation and amortization, subject to any adjustments that the Compensation Committee considers appropriate to refine EBITDA as an internal measure of our operating performance. Based on the EBITDA shown in our final operating plan and budget for the year as approved by our Board of Directors during the first quarter of the year, the Compensation Committee sets target levels for EBITDA. These target levels provide for PIBs ranging from 100% to 150% of the PIBs for which our executive officers are eligible, increasing linearly from the 100% level of EBITDA to the 150% level. PIBs are paid during the first quarter of the following year after a meeting of the Compensation Committee to make its decisions once our final results for the prior year are known.

If we fail to attain our target EBITDA for payment of PIBs at the 100% level, our executive officers are not assured of any bonuses. In these circumstances, the Compensation Committee may decide in its discretion either that no PIBs are warranted or that it would be appropriate to award on the basis of individual merit cash bonuses of some order of magnitude smaller than the PIBs that would have been paid if we had attained our target EBITDA for payment of PIBs at the 100% level.

For 2009, our target EBITDA for payment of PIBs at the 100% level was $357.8 million, and our target EBITDA for payment of PIBs at the maximum 150% level was $365.8 million. Our actual EBITDA for the year for purposes of the PIB program was $364.1 million (the sum of income from operations of $315.2 million plus $40.0 million of depreciation and amortization plus $8.9 million of acquisition-related expenses and restructuring costs that the Compensation Committee did not consider part of our day-to-day operations). Accordingly, our executive officers received PIBs equal to 140% of the PIBs for which they were eligible at the 100% level.

Bonus Conversion Program

We maintain a bonus conversion program for our executive officers and other management employees allowing them to convert all or a portion of their bonuses into stock options. The program is intended to enable our executive officers and other participants to trade current compensation for the possibility of greater rewards in the future if our stock continues to perform well.

Under this program, a participant may irrevocably elect in advance of any bonus award to forego some portion or all of any bonus otherwise payable to him or her and receive instead an immediately vested nonstatutory stock option at an exercise price per share equal to the closing price of a share of our common stock on the bonus award date. The number of shares for which an option is granted is determined by dividing (i) a specified multiple of the amount of the cash bonus that the participant elected to forego by (ii) the average closing price of our common stock during the year for which the bonus is payable. Our Board of Directors fixed the multiple at four for 2009 and 2010.

All of our named executive officers participated in this program in respect of their PIBs for 2009 payable in February 2010. Mr. Miller elected to forego his entire PIB of $533,759 and received instead an option for 42,253 shares, Mr. ten Brink elected to forego $59,604 of his PIB of $238,416 and received instead an option for 4,718 shares, Mr. Kogler similarly elected to forego $59,604 of his PIB of $238,416 and received instead an option for 4,718 shares, Mr. Collins elected to forego $43,947 of his PIB of $219,736 and received instead an option for 3,479 shares and Mr. Foss elected to forego his entire PIB of $199,761 and received instead an option for 15,813 shares. These options have an exercise price per share of $51.55, which was the closing price of our stock on the option grant date (February 9, 2010).

Stock Options

We use stock options as a major component of the compensation of our executive officers because of the incentives that stock options provide. Our stock options are always granted at the closing price of our stock on the date of the grant, and thus the value to our executive officers of their stock options depends entirely on the subsequent growth in value of our stock. The executive officers’ stock options accordingly provide an incentive to high levels of performance that contribute to our overall success as reflected in the market price of our stock, to the benefit not just of our executive officers but all of our stockholders.

The Compensation Committee determines the number of shares for which stock options are granted to our executive officers, taking into account (i) our operating performance, (ii) prior grants to our executive officers, (iii) stock option grants and compensation practices at other companies with which members of the Committee are familiar and (iv) the goal of limiting stock option grants to executive officers and employees generally to no more than 10% of our fully-diluted shares over a trailing five-year period (thus averaging dilution of no more than 2% a year).

The exercise price per share of an option granted under one of our stock option plans may not be less than the closing price of a share of our common stock on the date of the option grant. The maximum term of an option may not exceed 10 years, and an option may be exercised only when it is vested and only while the executive officer or other employee remains an employee of ours and for a limited period following the termination of his or her employment.

Options granted to executive officers and employees generally vest over five years at the rate of one-fifth of the option shares on each of the first five anniversaries of the option grant date. (As noted, options granted under our bonus conversion program are immediately vested.) Options also become exercisable upon the option holder’s death or upon a “change in control.”

We have two stock option plans under which new stock options may be granted: (i) the 2008 Incentive Stock Plan, which our stockholders approved in May 2008, and (ii) the 2005 Incentive Stock Plan, which our stockholders approved in April 2005. There are also stock options outstanding under our 2000 Nonstatutory Stock Option Plan, which expired in February 2010, our 1997 Stock Option Plan, which expired in January 2007, and our 1995 Incentive Compensation Plan, which expired in July 2005.

As of December 31, 2009, 3,500,000 shares were available for future option grants under the 2008 plan, 24,893 shares were available for future option grants under the 2005 plan and 414,317 shares were available for future option grants under the 2000 plan.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan (the “ESPP”), which our stockholders approved in May 2001. The ESPP authorizes 600,000 shares of our common stock to be purchased by qualifying employees at a 15% discount from the market price of the stock through payroll deductions during two six-month offerings each year. A qualifying employee who elects to participate in an offering is granted an option on the first day of the offering for a number of shares equal to the employee’s payroll deductions under the ESPP during the offering period (which may not exceed $5,000) divided by the option price per share. The option price per share is the lower of 85% of the closing price of a share of our common stock on the first trading day of the offering period or 85% of the closing price on the last trading day of the offering period. Every employee of Stericycle, Inc. or a U.S. subsidiary of ours who has completed six months’ employment as of the first day of an offering and who is a full-time employee, or a part-time employee who customarily works at least 20 hours per week, is eligible to participate in the offering.

During 2009, Messrs. Miller, Collins and Foss each purchased 229 shares under the ESPP, and Mr. ten Brink purchased 167 shares.

401(k) Plan

We maintain a 401(k) plan in which employees who have completed 90 days’ employment are eligible to participate. We have discretion under the plan to make matching contributions of a percentage of the participants’ own contributions to the plan as the Board of Directors determines each year. For 2009, we made a matching contribution of 50% of each participant’s contributions to the plan, up to a maximum matching contribution of $1,750. We made the maximum matching contribution for each of Messrs. Miller, Kogler, Collins and Foss and a matching contribution of $1,508 for Mr. ten Brink.

Retirement Plans and Deferred Compensation Arrangements

We do not maintain any other qualified plans (for example, a qualified defined benefit or a money purchase pension plan), and we have not adopted any nonqualified retirement or deferred compensation plan or arrangement.

Retiree Medical Benefits

In February 2009, we adopted a supplement to our self-insured medical plan to allow eligible employees to continue to participate in the plan following retirement, with the same coverage and benefits as active employees, at an actuarially determined cost to the retired employee equivalent to the cost of coverage of an active employee for the type of coverage selected. Eligible employees are management employees at the vice president level or higher (thus including our executive officers), who are age 50 or older, who have worked for us for at least 10 years, and the sum of whose age plus his or her years of service is 65 or more.

Perquisites and Personal Benefits

We do not provide any perquisites or personal benefits to our executive officers.

Employment Agreements

We have not entered into written employment agreements with any of our executive officers. All of our executive officers have entered into confidentiality, nonsolicitation and noncompetition agreements with us.

Termination and Change-in-Control Payments

We have not entered into salary continuation, severance or similar agreements or arrangements with any of our executive officers providing for payments upon or in connection with a termination of employment or a change in control.

Stock Ownership Requirements

All of our executive officers are required to hold a minimum position in our stock. An executive officer with less than five years service as an executive officer must have a position equal to three times his base salary, and an executive officer with five or more years of service must have a position equal to five times his base salary.

An executive officer’s stock ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds. An executive officer who does not satisfy the applicable minimum stock ownership requirement may not sell any shares of our stock, with the exception that the officer may engage in a cashless exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related withholding taxes. An executive officer who satisfies the applicable minimum stock ownership requirement may not sell any shares if, as a result, he would then violate the applicable minimum stock ownership requirement.

Messrs. Miller, ten Brink, Kogler, Collins and Foss all satisfy the applicable minimum stock ownership requirement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Jonathan T. Lord, M.D., Chairman

William K. Hall

James W.P. Reid-Anderson

Ronald G. Spaeth

SUMMARY COMPENSATION TABLE

The following table provides information about the compensation paid or earned during the period 2007-2009 by our principal executive officer, principal financial officer and three most highly compensated other executive officers (the “named executive officers”):

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compen- sation(3) ($)	Total ($)
Mark C. Miller(4) Chairman, President and Chief Executive Officer	2009 2008 2007	$305,964 303,702 297,052	$533,759 569,441 556,973	$1,548,481 1,121,714 947,483	$1,750 1,500 1,500	$2,389,954 1,996,357 1,803,008

Frank J.M. ten Brink(5) Executive Vice President and Chief Financial Officer	2009 2008 2007	$229,473 227,776 222,789	$238,416 256,248 250,638	$680,393 514,669 506,793	$1,508 1,500 1,500	$1,149,790 1,000,193 981,720

Richard T. Kogler(6) Executive Vice President and Chief Operating Officer	2009 2008 2007	$229,473 227,776 222,789	$238,416 256,248 250,638	$680,393 514,669 506,793	$1,750 1,500 1,500	$1,150,032 1,000,193 981,720

Michael J. Collins(7) President, Return Management Services	2009 2008 2007	$226,600 224,925 217,404	$219,736 236,171 231,000	$398,851 422,292 484,759	$1,750 1,500 1,500	$846,937 884,888 934,663

Richard L. Foss(8) Executive Vice President, International	2009 2008 2007	$206,000 204,478 200,000	$199,761 214,702 210,000	$398,851 422,292 484,759	$1,750 1,500 1,500	$806,362 842,972 896,259

(1)	The amounts in this column are the gross amounts of the named executive officer’s PIB (performance incentive bonus) for the particular year before any conversion of the bonus into an option pursuant to our bonus conversion program. See the second paragraph of the following note (2) and notes (4)-(8).

(2)	The amounts in this column represent the fair value of options that we granted in 2009, 2008 and 2007 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”), excluding the effect of the expected forfeiture rate. The assumptions made in the valuation of these options are described at the end of Note 13, Stock Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009 (available at www.stericycle.com).

The amount in this column for a particular year does not include the fair value of any option that we granted during that year pursuant to our bonus conversion program in respect of the named executive officer’s PIB for the prior year. See the following notes (4)-(8).

(3)	The amounts in this column represent our matching 401(k) plan contributions for 2009, 2008 and 2007 for each of our named executive officers.

(4)	The amounts in the “Bonus” column for Mr. Miller are the gross amounts of his PIBs for 2009, 2008 and 2007. Pursuant to our bonus conversion program, Mr. Miller elected to forego his entire PIB for each of these years and received instead options for 42,253, 30,676 and 35,393 shares, respectively. The fair value of these bonus conversion options is not included in the amounts in Mr. Miller’s “Option Awards” column.

(5)

The amounts in the “Bonus” column for Mr. ten Brink are the gross amounts of his PIBs for 2009, 2008 and 2007. Pursuant to our bonus conversion program, Mr. ten Brink elected to forego $59,604 of his PIB for 2009 and received instead an option for 4,718 shares and a net cash bonus of $178,812; he elected to forego $64,062 of his PIB for 2008 and received instead an option for 3,451 shares and a net cash bonus of

$192,186; and he elected to forego $87,723 of his PIB for 2007 and received instead an option for 5,574 shares and a net cash bonus of $162,914. The fair value of these bonus conversion options is not included in the amounts in Mr. ten Brink’s “Option Awards” column.

(6)	The amounts in the “Bonus” column for Mr. Kogler are the gross amounts of his PIBs for 2009, 2008 and 2007. Pursuant to our bonus conversion program, Mr. Kogler elected to forego $59,604 of his PIB for 2009 and received instead an option for 4,718 shares and a net cash bonus of $178,812; he elected to forego $64,062 of his PIB for 2008 and received instead an option for 3,451 shares and a net cash bonus of $192,186; and he elected to forego $125,319 of his PIB for 2007 and received instead an option for 7,963 shares and a net cash bonus of $125,319. The fair value of these bonus conversion options is not included in the amounts in Mr. Kogler’s “Option Awards” column.

(7)	The amounts in the “Bonus” column for Mr. Collins are the gross amounts of his PIBs for 2009, 2008 and 2007. Pursuant to our bonus conversion program, Mr. Collins elected to forego $43,947 of his PIB for 2009 and received instead an option for 3,479 shares and a net cash bonus of $175,789; he elected to forego $59,043 of his PIB for 2008 and received instead an option for 3,181 shares and a net cash bonus of $177,128; and he elected to forego $57,750 of his PIB of $231,000 for 2007 and received instead an option for 3,670 shares and a net cash bonus of $173,250. The fair value of these bonus conversion options is not included in the amounts in Mr. Collins’s “Option Awards” column.

(8)	The amounts in the “Bonus” column for Mr. Foss are the gross amounts of PIBs for 2009, 2008 and 2007. Pursuant to our bonus conversion program, Mr. Foss elected to forego his entire cash bonus for each of these years and received instead options for 15,813, 11,566 and 13,345 shares, respectively. The fair value of these bonus conversion options is not included in the amounts in Mr. Foss’s “Option Awards” column.

Salaries, bonuses and stock options represented the following approximate percentages of the total compensation paid to our named executive officers for 2009, 2008 and 2007:

	Approximate Percentage of Total Compensation of Named Executive Officers
	2009	2008	2007
Salaries	18.9%	20.7%	20.7%
Bonuses	22.6%	26.8%	26.8%
Stock options	58.4%	52.3%	52.4%

GRANTS OF PLAN-BASED AWARDS

The following table provides information about the stock options granted to our named executive officers during 2009. We did not make any awards to our named executive officers during 2009 of shares of restricted stock, restricted stock units or similar rights under an “equity incentive plan” or other plan or arrangement:

Name	Grant Date	Option Awards(1): Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
Mark C. Miller	2/10/09	162,676	$46.83	$1,887,503
Frank J.M. ten Brink	2/10/09	61,451	$46.83	$718,533
Richard T. Kogler	2/10/09	61,451	$46.83	$718,533
Michael J. Collins	2/10/09	37,181	$46.83	$434,007
Richard L. Foss	2/10/09	45,566	$46.83	$526,675

(1)

All of these options were granted under our 2005 Incentive Stock Plan. This column includes options granted in February 2009 by reason of the named executive officers’ conversion of all or part of their respective PIBs for 2008 pursuant to our bonus conversion program. It does not include options granted in February 2010 by reason of the named executive officers’ conversion of all or part of their respective PIBs for 2009 pursuant to our bonus conversion program.

At the Compensation Committee’s meeting in February 2010, the Committee determined the annual stock option grants to executive officers and employees generally. The Committee granted options for a total of 410,000 shares to the named executive officers as follows: Mr. Miller, 220,000 shares (in two grants of 200,000 and 20,000 shares, respectively); Messrs. ten Brink and Kogler, each 75,000 shares; and Messrs. Collins and Foss, each 30,000 shares. With the exception of Mr. Miller’s option for 20,000 shares, which was granted one day later than the other options and has an exercise price per share of $51.20 (the closing price of our stock on the option grant date), all of these options have an exercise price per share of $51.55 (the closing price of our stock on the option grant date of February 9, 2010).

At the same meeting, the Compensation Committee also granted options to the named executive officers by reason of their conversion of all or part of their respective PIBs for 2009 pursuant to our bonus conversion program. Mr. Miller was granted an option for 42,253 shares by reason of his conversion of his entire PIB for 2009; Mr. ten Brink was granted an option for 4,718 shares by reason of his conversion of $59,604 of his PIB for 2009; Mr. Kogler was also granted an option for 4,718 shares by reason of his conversion of $59,604 of his PIB for 2009; Mr. Collins was granted an option for 3,479 shares by reason of his conversion of $43,947 of his PIB for 2009; and Mr. Foss was granted an option for 15,813 shares by reason of his conversion of his entire PIB for 2009. All of these options have an exercise price per share of $51.55 (the closing price of our stock on the option grant date of February 9, 2010).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the outstanding stock options held by the named executive officers as of December 31, 2009. We did not make any awards to our named executive officers during 2009 or earlier of shares of restricted stock, restricted stock units or similar rights under an “equity incentive plan” or other plan or arrangement, and accordingly, no such shares, units or rights were held by any of our executive officers as of December 31, 2009:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date(1)
Mark C. Miller	71,000	—	$17.53	1/16/2013
	163,586	—	$22.11	2/2/2014
	116,782	28,000	$22.90	2/15/2015
	78,188	42,000	$29.54	2/3/2016
	50,746	51,600	$38.57	2/6/2017
	52,393	68,000	$53.15	2/15/2018
	30,676	132,000	$46.83	2/10/2019

Frank J.M. ten Brink	8,776	—	$13.69	2/5/2012
	4,488	—	$17.53	1/16/2013
	71,370	—	$22.11	2/2/2014
	51,200	12,800	$22.90	2/15/2015
	31,462	19,200	$29.54	2/3/2016
	18,400	27,600	$38.57	2/6/2017
	13,374	31,200	$53.15	2/15/2018
	3,451	58,000	$46.83	2/10/2019

Richard T. Kogler	6,502	—	$13.69	2/5/2012
	5,076	—	$17.53	1/16/2013
	51,200	—	$22.11	2/2/2014
	51,200	12,800	$22.90	2/15/2015
	26,772	21,228	$29.54	2/3/2016
	18,400	27,600	$38.57	2/6/2017
	15,763	31,200	$53.15	2/15/2018
	3,451	58,000	$46.83	2/10/2019

Michael J. Collins	24,800	49,600	$32.21	6/26/2016
	17,600	26,400	$38.57	2/6/2017
	10,070	25,600	$53.15	2/15/2018
	3,181	34,000	$46.83	2/10/2019

Richard L. Foss	80,000	—	$17.72	2/28/2013
	60,886	—	$22.11	2/2/2014
	36,488	8,800	$22.90	2/15/2015
	19,800	13,200	$29.54	2/3/2016
	21,702	26,400	$38.57	2/6/2017
	19,745	25,600	$53.15	2/15/2018
	11,566	34,000	$46.83	2/10/2019

(1)	Our options have 10-year terms and expire on the tenth anniversary of the option grant date. Options granted prior to 2005 generally vest at the rate of one-fifth of the option shares on the first anniversary of the option grant date and then at the rate of 1/60 of the option shares on the first day of each of the next 48 months. Options granted starting in 2005 generally vest at the rate of one-fifth of the option shares on each of the first five anniversaries of the option grant date. Options granted pursuant to our bonus conversion program are immediately vested.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about option exercises by the named executive officers during 2009. We have not awarded shares of restricted stock, restricted stock units or similar rights to any of our named executive officers, and accordingly no such shares, units or rights vested during 2009:

	Option Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)
Mark C. Miller	314,410	$14,224,500
Frank J.M. ten Brink	124,700	$5,212,502
Richard T. Kogler	25,000	$924,158
Michael J. Collins	49,600	$1,159,308
Richard L. Foss	—	—

(1)	The information in this column is provided on an aggregate basis, and includes (i) option shares canceled in a net exercise of the option (in which option shares with a value equal to the exercise price and related withholding taxes are canceled in satisfaction of those amounts) and (ii) option shares acquired and concurrently sold to pay the exercise price and related withholding taxes in a “cashless” exercise of the option through a broker.

(2)	The information in this column is provided on an aggregate basis. The value realized on the exercise of an option was determined by multiplying the number of shares for which the option was exercised by the difference between (i) either (A) the closing price of our common stock on the date of exercise, in the case of payment of the exercise price in cash or by delivery of shares of our common stock for cancelation or by a net exercise of the option, or (B) the sales price, in the case of a “cashless” exercise of the option, and (ii) the exercise price per share of the option.

DIRECTOR COMPENSATION

The following table provides information about the compensation paid to our directors in 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Mark C. Miller, Chairman(2)	—	—	—	—	—	—
Jack W. Schuler, Lead Director	—	—	$109,614	—	—	$109,614
Thomas D. Brown	—	—	$109,614	—	—	$109,614
Rod F. Dammeyer	—	—	$118,388	—	—	$118,388
William K. Hall	—	—	$109,614	—	—	$109,614
Jonathan T. Lord, M.D.	—	—	$114,009	—	—	$114,009
John Patience	—	—	$109,614	—	—	$109,614
James W.P. Reid-Anderson(3)	—	—	$213,483	—	—	$213,483
Ronald G. Spaeth	—	—	$109,614	—	—	$109,614

(1)	The amounts in this column represent the fair value of options that we granted in 2009 in accordance with FASB ASC Topic 718, excluding the effect of the expected forfeiture rate. The assumptions made in the valuation of these stock options are described at the end of Note 13, Stock Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009 (available at www.stericycle.com).

As of December 31, 2009, our outside directors held vested and unvested options for the following number of shares of our common stock: Mr. Schuler, 32,310 shares; Mr. Brown, 33,348 shares; Mr. Dammeyer, 65,225 shares; Mr. Hall, 55,080 shares; Dr. Lord, 66,448 shares; Mr. Patience, 116,038 shares; Mr. Reid-Anderson, 19,244 shares; and Mr. Spaeth, 28,348 shares.

(2)	Mr. Miller is our President and Chief Executive Officer and receives no additional compensation for his services as our Chairman of the Board or a director.

(3)	Mr. Reid-Anderson was elected a director in November 2009.

Compensation in 2009

We did not pay any fees or other cash compensation to our directors who served during 2009 or provide them with any perquisites or other personal benefits. Pursuant to our Outside Directors Compensation Plan, we granted an option under our 2005 stock option plan for 7,033 shares to each of our outside directors elected at the annual meeting of stockholders in May 2009. The number of option shares was determined by dividing $375,000 by the average closing price of a share of our common stock during the 12-month period ending on the last trading day prior to the annual meeting ($53.32). The exercise price per share was the closing price of our common stock on the day of the annual meeting ($49.76), and the option vests on the first anniversary of the meeting (May 28, 2010). Mr. Dammeyer and Dr. Lord received options for an additional 563 and 282 shares for their services as chairs of the Audit and Compensation Committees, respectively. Mr. Reid-Anderson received options for 19,244 shares in November 2009 as a newly-elected director.

Outside Directors Compensation Plan

Under our Outside Directors Compensation Plan, which our Board of Directors adopted in August 2006 and amended in November 2006, each director’s annual compensation for his services is $125,000. The Board may review and update this amount from time to time based on informal surveys of outside directors’ compensation. Subject to the election by an eligible director to receive up to 50% of his annual compensation in cash, the normal form of payment of an outside director’s annual compensation is a stock option reflecting a conversion of the cash compensation. This option is granted upon a director’s reelection as a director at the annual meeting of stockholders each year.

The option is for a number of shares equal to the quotient obtained by dividing (i) four times the amount of cash compensation to be converted into an option by (ii) the average closing price of our stock during the period from the prior year’s annual meeting through the last trading day before the current annual meeting. The exercise price of the option is the closing price on the day of the annual meeting, and the option vests on the first anniversary of the annual meeting. Any portion of a director’s annual compensation that he elects to receive in cash is paid in arrears at the same time that the portion converted into an option vests (i.e., on the first anniversary of the annual meeting).

Stock Ownership Requirements

Under our Outside Directors Compensation Plan, all directors are required to hold a minimum position in our stock. For a director with less than five years’ service, he must have a position equal to three times his current annual compensation, or $375,000. For a director with five or more years of service, he must have a position equal to five times his current annual compensation, or $625,000. A director’s ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds.

A director who satisfies the minimum ownership requirement may elect to receive up to 50% of his annual compensation in cash. A director who does not satisfy the minimum ownership requirement must receive his annual compensation in the normal form of payment as a stock option. A director who does not satisfy the applicable minimum ownership requirement may not sell any shares of our stock, with the exception that the director may engage in a “cashless” exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related withholding taxes.

All of our directors currently satisfy the applicable minimum stock ownership requirement with the exception of Messrs. Brown and Spaeth, who were elected directors in May 2008, and Mr. Reid-Anderson, who was elected a director in November 2009, and are in the process of satisfying the minimum ownership requirement.

Meeting and Other Fees

Under our Outside Directors Compensation Plan, directors are not paid separate fees for attending meetings of the Board of Directors or its committees. No fees or compensation is paid to the Chairman of the Board for his service as chairman. The chairman of the Audit Committee is paid a fee of $10,000 per year for his service as chairman, and the chairman of the Compensation Committee is paid a fee of $5,000 per year for his service as chairman.

The fees to the chairmen of the Audit and Compensation Committees are paid by adding each chairman’s fee to and treating it as a part of his annual compensation as a director, with the effect of making 50% of each chairman’s fee eligible to be received in cash (if the chairman satisfies the applicable minimum ownership requirement) and converting the balance of the fee (or the entire fee, if the chairman does not satisfy the minimum ownership requirement) into an option.

Option Grants to New Directors

Our Outside Directors Compensation Plan provides that a new director will receive two stock options upon joining the Board. The first option, for joining the Board, is for a number of shares equal to the quotient obtained by dividing (i) eight times the amount of the directors’ current cash compensation by (ii) the average closing price of our common stock during the 12-month period ending on the last trading day before the director’s election to the Board. The exercise price of the option is the closing price on the day of the director’s election, and one-fifth of the option shares vest on each of the first five anniversaries of the director’s election.

The new director will also receive an option reflecting his annual compensation as a director. If the new director is elected at an annual meeting, the option is the same as the options that the other directors elected at the annual meeting receive. If the new director is elected by the Board to fill a vacancy, the option is for a number of shares equal to a pro rata portion of the quotient obtained by dividing (i) four times the amount of the directors’ current cash compensation by (ii) the average closing price of our common stock during the 12-month period ending on the last trading day before the director’s election to the Board. The exercise price of the option is the closing price on the day of the director’s election, and the option vests on the first anniversary of the prior annual meeting.

Item 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

We have appointed Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2010. Ernst & Young LLP has served as our independent public accountants since our incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual financial statements, audit of our internal controls over financial reporting and review of our interim financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2009 and 2008 were approximately $1.2 million each year.

Audit-Related Fees

Ernst & Young LLP did not bill us for any audit-related fees for the fiscal years ended December 31, 2009 and 2008 and did not perform any other assurance or related services during either year.

Tax Fees

During the fiscal year ended December 31, 2008, Ernst & Young LLP provided project-based tax services to us at a cost of approximately $350,000. They did not provide any other tax compliance, tax advice or tax planning services to us during the fiscal years ended December 31, 2009 and 2008.

All Other Fees

During the fiscal year ended December 31, 2008 we subscribed to an online Ernst & Young LLP research service at a cost of approximately $2,000. Ernst & Young LLP did not provide any other services to us during the fiscal years ended December 31, 2009 and 2008.

In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.

Ratification of the appointment of Ernst & Young LLP as our independent public accountants will require the affirmative vote of holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, our Board of Directors may reconsider their appointment.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2010.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business should properly come before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of stock represented by the proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at our 2011 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by January 25, 2011. In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2011 Annual Meeting of Stockholders must submit the proposal to us no earlier than January 28, 2011 and no later than February 24, 2011.

Stockholder proposals for inclusion in our proxy statement must comply with the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis of a review of copies of these reports, we believe that all filing requirements for 2009 were satisfied in a timely manner.

ADDITIONAL INFORMATION

We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our officers and regular employees may solicit proxies by personal conversations, mail, telephone or telecopier, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of our common stock.

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2009 without charge to each stockholder as of the record date who sends a written request to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Copies of this Proxy Statement and our Form 10-K as filed with the Securities and Exchange Commission are available in pdf format on our website, www.stericycle.com. Copies of this Proxy Statement and our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2010

This Proxy Statement and our Form 10-K for the fiscal year ended December 31, 2009 are also available at the following website: www.stericycle.com/proxy.

28161 North Keith Drive

Lake Forest, Illinois 60045

2010 ANNUAL MEETING OF STOCKHOLDERS

May 25, 2010

YOUR VOTE IS IMPORTANT!

Please sign and promptly return your proxy card in the enclosed envelope or, if your shares are registered in your name, vote your shares telephonically, by calling (800) 560-1965, or via the internet, by going to www.eproxy.com/srcl.

If your shares are registered in the name of a broker, you may be able to vote your shares telephonically or via the internet. Check the information provided to you by your broker to see which options are available to you.

Reservation Form for 2010 Annual Meeting

I am a stockholder of Stericycle, Inc. (If your shares are registered in a broker’s name, please enclose confirmation of stock ownership.) I plan to attend the 2010 Annual Meeting to be held on Tuesday, May 25, 2010, at 11:00 a.m., Chicago time, at the Hilton Garden Inn, 26225 North Riverwoods Boulevard, Mettawa, Illinois 60045. Please send me an admissions card. I understand that an admissions card will admit only the stockholder or stockholders to whom it is issued, and may not be transferred.

Name
Please print name of stockholder

Name
Please print name of stockholder (if joint owner)

Address

City	State	Zip Code

Telephone	( )

If you plan to attend the Annual Meeting, please detach, complete and return the Reservation Form above directly to Stericycle, Inc., Annual Meeting Ticket Requests, 28161 North Keith Drive, Lake Forest, Illinois 60045. All Reservation Forms must be received by May 18, 2010.

To avoid a delay in receipt of your admissions card, mail the Reservations Form separately. Do not return it with your proxy card or mail it in the enclosed envelope.

If you need directions to the Annual Meeting, please call Investor Relations at (800) 643-0240 ext. 2012.

STERICYCLE, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 25, 2010

11:00 a.m. Chicago Time

Hilton Garden Inn

26225 North Riverwoods Boulevard

Mettawa, Illinois 60045

The Company’s proxy statement and 2009 Annual Report to Stockholders are available on the Internet, by going to

www.stericycle.com/proxy

STERICYCLE, INC.	PROXY
28161 North Keith Drive
Lake Forest, Illinois 60045

This proxy is solicited by the Board of Directors for use at the 2010 Annual Meeting on Tuesday, May 25, 2010.

I or we hereby appoint each of Jack W. Schuler, Rod F. Dammeyer and John Patience (the “proxies”) as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the “Company”) held of record by me or us on March 26, 2010 at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 25, 2010, at 11:00 a.m. Chicago time, at the Hilton Garden Inn, 26225 North Riverwoods Boulevard, Mettawa, Illinois 60045, and at any adjournment of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company’s Board of Directors, i.e., FOR each of the nine nominees for election as a director (Item 1) and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2010 (Item 2). It will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED REPLY ENVELOPE

(Continued and to be signed on the reverse side.)

Shareowner Services

P.O. Box 64945

St. Paul, MN 55164-0945

[ADDRESS BLOCK]

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/srcl

Use the Internet to vote your proxy until 12:00 p.m. (CDST) on May 24, 2010.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until

12:00 p.m. (CDST) on May 24, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

THANK YOU FOR VOTING YOUR SHARES.

YOUR VOTE IS IMPORTANT!

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Ñ Please detach here Ñ

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Mark C. Miller	06 Jonathan T. Lord, M.D.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02 Jack W. Schuler	07 John Patience
		03 Thomas D. Brown	08 James W.P. Reid-Anderson
		04 Rod F. Dammeyer	09 Ronald G. Spaeth
05 William K. Hall
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ended December 31, 2010			☐	For	☐	Against	☐	Abstain

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, IT WILL BE VOTED

“FOR” THE PROPOSALS

Address change? Mark box ☐ Indicate changes below:	Date	, 2010

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.